Exhibit 99.1

SAUL CENTERS, INC.

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522

(301) 986-6200

Saul Centers, Inc. Reports Third Quarter 2004 Earnings

November 2, 2004, Bethesda, MD.

Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust (REIT), announced its third quarter operating results. Total revenues for the quarter ended September 30, 2004 increased 17.8% to $29,044,000 compared to $24,659,000 for the 2003 quarter. Operating income before gain on property sale, minority interests and preferred stock dividends increased 25.0% to $8,793,000 compared to $7,035,000 for the comparable 2003 quarter. After preferred stock dividends and a $572,000 property sale gain resulting from the State of Maryland’s condemnation of a small strip of unimproved land for a road widening project at White Oak shopping center, the Company reported net income available to common stockholders of $5,355,000 or $0.33 per share for the 2004 quarter, a per share increase of 3.1% compared to net income available to common stockholders of $5,012,000 or $0.32 per share for the 2003 quarter (basic & diluted).

Overall same property revenues for the total portfolio increased 5.5% for the 2004 third quarter compared to the same quarter in 2003 and same property operating income increased 5.6%. The same property comparisons exclude the results of operations of properties not in operation for each of the comparable reporting periods. Operating income is calculated as total revenue less property operating expenses, provision for credit losses and real estate taxes. Same center operating income in the shopping center portfolio increased 3.8% for the 2004 third quarter, due primarily to new leasing resulting from minor redevelopments at Thruway and Southdale. Same property operating income in the office portfolio grew 9.3% for the 2004 quarter, due primarily to the completion of lease-up of space, vacant during a portion of 2003, at 601 Pennsylvania Avenue. Excluding the impact of 601 Pennsylvania Avenue, overall portfolio same property growth was 3.5% for the 2004 quarter.

For the nine month period ended September 30, 2004, total revenues increased 16.1% to $83,273,000 compared to $71,755,000 for the 2003 period. Operating income before gain on property sale, minority interests and preferred stock dividends increased 29.9% to $25,451,000 compared to $19,590,000 for the comparable 2003 period. After preferred stock dividends and

www.SaulCenters.com

the third quarter property sale gain, net income available to common stockholders was $13,946,000 or $.86 per fully diluted share for the 2004 period, a per share decrease of 1.1% compared to net income available to common stockholders of $13,527,000 or $0.87 per fully diluted share for the 2003 period. Overall same property revenues for the total portfolio increased 4.9% for the 2004 nine month period compared to the same period in 2003 and same property operating income increased 5.8%. The shopping center portfolio same center operating income increased 3.9% and the office portfolio grew 10.0%. Excluding the impact of 601 Pennsylvania Avenue, overall portfolio same property operating income growth was 2.7% for the 2004 period.

As of September 30, 2004, 94.2% of the portfolio was leased, compared to 93.8% a year earlier. On a same property basis, 94.8% of the portfolio was leased, compared to the prior year level of 94.4%. The comparative increase in the 2004 same property leasing percentage is largely attributable to the leasing of approximately 31,000 square feet of office space at two Washington DC office properties, 601 Pennsylvania Avenue (20,000 square feet) and Van Ness Square (11,000 square feet).

Funds From Operations (FFO) available to common shareholders (after deducting preferred stock dividends), increased 6.2% to $12,304,000 in the 2004 third quarter compared to $11,584,000 for the same quarter in 2003. The $720,000 increase in FFO available to common shareholders in the 2004 quarter resulted from the combination of (1) increased operating income from retail acquisition and development properties and (2) successful leasing efforts in the core portfolio, primarily at 601 Pennsylvania Avenue; offset in part by the payment of $2,000,000 in preferred dividends relating to the November 2003 offering. On a fully diluted per share basis, FFO available to common shareholders increased 3.6% to $.57 per share in 2004 compared to $.55 for the 2003 quarter. FFO available to common shareholders for the 2004 nine month period increased by $2,481,000 (7.6%) to $34,947,000. Fully diluted per share FFO available to common shareholders increased 4.5% to $1.64 per share in 2004 compared to $1.57 for the 2003 period. FFO, a widely accepted non-GAAP financial measure of operating performance for real estate investment trusts, is defined as net income, plus minority interests, extraordinary items and real estate depreciation and amortization, excluding gains and losses from property sales.

Saul Centers is a self-managed, self-administered equity real estate investment trust headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio of 39 community and neighborhood shopping center and office properties totaling approximately 7.1 million square feet of leasable area. Over 80% of the Company’s cash flow is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Scott V. Schneider
(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

	September 30, 2004	December 31, 2003
	(Unaudited)
Assets
Real estate investments
Land	$109,153	$82,256
Buildings	500,351	436,371
Construction in progress	57,330	33,488

	666,834	552,115
Accumulated depreciation	(176,848)	(164,823)

	489,986	387,292
Cash and cash equivalents	21,785	45,244
Accounts receivable and accrued income, net	18,394	14,642
Lease acquisition costs, net	18,571	15,344
Prepaid expenses	3,072	3,633
Deferred debt costs, net	4,982	4,224
Other assets	3,339	1,237

Total assets	$560,129	$471,616

Liabilities
Mortgage notes payable	$429,498	$357,248
Dividends and distributions payable	10,371	9,454
Accounts payable, accrued expenses and other liabilities	16,667	7,793
Deferred income	4,716	4,478

Total liabilities	461,252	378,973

Stockholders’ Equity
Preferred stock	100,000	100,000
Common stock	163	159
Additional paid in capital	102,630	91,469
Accumulated deficit	(103,916)	(98,985)

Total stockholders’ equity	98,877	92,643

Total liabilities and stockholders’ equity	$560,129	$471,616

Saul Centers, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenue
Base rent	$23,324	$19,751	$67,351	$57,733
Expense Recoveries	4,448	3,303	12,360	10,473
Percentage Rent	440	438	1,144	1,102
Other	832	1,167	2,418	2,447

Total revenue	29,044	24,659	83,273	71,755

Operating Expenses
Property operating expenses	3,186	2,653	8,948	8,261
Provision for credit losses	131	26	299	118
Real estate taxes	2,325	2,130	7,204	6,391
Interest expense and deferred debt amortization	7,008	6,767	19,908	20,124
Depreciation and amortization	5,511	4,549	15,496	12,876
General and administrative	2,090	1,499	5,967	4,395

Total operating expenses	20,251	17,624	57,822	52,165

Operating Income	8,793	7,035	25,451	19,590
Gain on property disposition	572	—	572	—
Minority Interests	(2,010)	(2,023)	(6,077)	(6,063)

Net Income	7,355	5,012	19,946	13,527
Preferred Dividends	(2,000)	—	(6,000)	—

Net Income Available to Common Stockholders	$5,355	$5,012	$13,946	$13,527

Per Share Amounts :
Net income available to common stockholders	$0.33	$0.32	$0.87	$0.87

Net income available to common stockholders (fully diluted)	$0.33	$0.32	$0.86	$0.87

Weighted average common stock outstanding :
Common stock	16,227	15,683	16,088	15,516
Effect of dilutive options	68	16	42	14

Fully diluted weighted average common stock	16,295	15,699	16,130	15,530

Saul Centers, Inc.

Supplemental Information

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Reconciliation of Net Income to Funds From Operations (FFO) (1)
Net Income	$7,355	$5,012	$19,946	$13,527
Less: Gain on sale of property	(572)	—	(572)	—
Add: Real property depreciation & amortization	5,511	4,549	15,496	12,876
Add: Minority Interests	2,010	2,023	6,077	6,063

FFO	14,304	11,584	40,947	32,466
Less: Preferred dividends	(2,000)	—	(6,000)	—

FFO available to common shareholders	$12,304	$11,584	$34,947	$32,466

Weighted average shares outstanding :
Fully diluted weighted average common stock	16,295	15,699	16,130	15,530
Convertible limited partnership units	5,196	5,184	5,193	5,181

Fully diluted & converted weighted average shares	21,491	20,883	21,323	20,711

Per Share Amounts:
FFO available to common shareholders	$0.57	$0.55	$1.64	$1.57

Reconciliation of Net Income to Same Property Operating Income
Net Income	$7,355	$5,012	$19,946	$13,527
Add: Interest expense and deferred debt amortization	7,008	6,767	19,908	20,124
Add: Depreciation and amortization	5,511	4,549	15,496	12,876
Add: General and administrative	2,090	1,499	5,967	4,395
Less: Gain on property disposition	(572)	—	(572)	—
Less: Interest income	(70)	(6)	(176)	(39)
Add: Minority Interests	2,010	2,023	6,077	6,063

Property operating income	23,332	19,844	66,646	56,946

Less: Acquisitions & developments	(2,858)	(448)	(6,850)	(448)

Total same property operating income	$20,474	$19,396	$59,796	$56,498

Total Shopping Centers	$13,668	$13,171	$39,982	$38,482
Total Office Properties	6,806	6,225	19,814	18,016

Total same property operating income	$20,474	$19,396	$59,796	$56,498

(1)	FFO is a widely accepted non-GAAP financial measure of operating performance of real estate investment trusts (“REITs”). FFO is defined by the National Association of Real Estate Investment Trusts as net income, computed in accordance with GAAP, plus minority interests, extraordinary items and real estate depreciation and amortization, excluding gains or losses from property sales. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Consolidated Statements of Cash Flows in the Company’s SEC reports for the applicable periods. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a supplemental measure of operating performance and along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of the ability of the Company to incur and service debt, to make capital expenditures and to fund other cash needs. FFO may not be comparable to similarly titled measures employed by other REITs.